Exhibit 99.1

Contact:

Investors:	Media:
888-969-7879	888-969-7879
IR@travere.com	mediarelations@travere.com

Travere Therapeutics Reports First Quarter 2025 Financial Results

Submitted sNDA seeking full approval of FILSPARI® (sparsentan) for FSGS in March 2025
U.S. net product sales of FILSPARI totaled $55.9 million in 1Q 2025; 703 new PSFs received in the period
FILSPARI was recently converted to full approval for the treatment of IgAN in Europe and the UK
Clinical data presented at the National Kidney Foundation Spring Clinical Meetings reinforced FILSPARI’s foundational position in IgAN and potential in FSGS
Cash, cash equivalents, and marketable securities as of March 31, 2025, totaled $322 million
SAN DIEGO, May 1, 2025 – Travere Therapeutics, Inc. (NASDAQ: TVTX) today reported its first quarter 2025 financial results and provided a corporate update.
“As the only fully approved, kidney-targeted therapy that has demonstrated superior efficacy in a head-to-head trial, FILSPARI is elevating the standard of care in IgAN. Our strong start to the year reflects this leadership – in the first quarter, we delivered 13% sequential net sales growth for FILSPARI in the U.S., driven by sustained demand from both new and existing prescribers following full approval. In addition, we are seeing encouraging signs of a broader shift toward earlier treatment and lower proteinuria goals, which we believe will further amplify FILSPARI’s growth potential in the years ahead,” said Eric Dube, Ph.D., president and chief executive officer of Travere Therapeutics. “We also made significant progress toward our goal of expanding FILSPARI into FSGS with the submission of our sNDA, putting us on track for a potential approval later this year. Additionally, the recent conversions of FILSPARI to full approval in the EU and UK furthered our goal of enabling access to this important medicine for patients beyond the U.S. With continued strong execution and a sound financial foundation, we are well-positioned to deliver sustainable growth for all our stakeholders.”
Financial Results for the Quarter Ended March 31, 2025
Net product sales for the first quarter of 2025 were $75.9 million, compared to $40.0 million for the same period in 2024. The increase is attributable to sales from the ongoing commercial launch of FILSPARI in IgAN.
Research and development (R&D) expenses for the first quarter of 2025 were $46.9 million, compared to $49.4 million for the same period in 2024. The decrease is largely attributable to lower costs associated with the development of sparsentan as our Phase 3 programs advance towards completion. On a non-GAAP adjusted basis, R&D expenses were $42.2 million for the first quarter of 2025, compared to $45.8 million for the same period in 2024.
Selling, general, and administrative (SG&A) expenses for the first quarter of 2025 were $72.8 million, compared to $64.2 million for the same period in 2024. The difference is largely attributable to increased investment in the ongoing commercial launch of FILSPARI and higher depreciation and amortization. On a non-GAAP adjusted basis, SG&A expenses were $53.3 million for the first quarter of 2025, compared to $48.2 million for the same period in 2024.
Total other income, net for the first quarter of 2025 was $1.5 million, compared to $3.5 million for the same period in 2024. The difference is largely attributable to a decrease in interest income during the period.
Net loss for the first quarter of 2025 was $41.2 million, or $0.47 per basic share, compared to a net loss of $136.1 million, or $1.76 per basic share for the same period in 2024. On a non-GAAP adjusted basis, net loss for the first quarter of 2025 was $16.9 million, or $0.19 per basic share, compared to a net loss of $116.2 million, or $1.51 per basic share for the same period in 2024.
As of March 31, 2025, the Company had cash, cash equivalents, and marketable securities of $322.2 million.
Program Updates
FILSPARI® (sparsentan) – IgAN
•First quarter 2025 FILSPARI U.S. net product sales grew 182% year-over-year.
◦First quarter 2025 U.S. net product sales of FILSPARI totaled $55.9 million.
◦In the first quarter of 2025, the Company received 703 new patient start forms (PSFs) driven by growth amongst both new and repeat prescribers.

•The Company continues to expect a PDUFA target action date of August 28, 2025 for its supplemental New Drug Application (sNDA) requesting modification of liver monitoring and removal of embryo-fetal toxicity monitoring REMS for FILSPARI.
•At the National Kidney Foundation (NKF) Spring Clinical Meeting (April 10-13), the Company presented analyses further reinforcing FILSPARI’s unique position as the only kidney-targeted medicine to replace the historical standard of care in IgAN. Highlights included:
◦Data from the Phase 2 SPARTAN Study demonstrated approximately 70% proteinuria reduction from baseline and stable eGFR over 24 weeks with nearly 60% complete remission rates in newly diagnosed patients with IgAN;
◦Approximately 50% reduction in u-sCD163, which is the first demonstration of sparsentan’s anti-inflammatory effect in humans and supports preclinical data that also showed attenuation of immune and pro-inflammatory signaling with sparsentan. Additionally, real-world case series supported the safety and effectiveness of sparsentan achieving or maintaining low proteinuria in patients with IgAN, with 83% of patients reaching or maintaining UPCR ≤0.5 g/g, regardless of UPCR or eGFR prior to sparsentan initiation, treatment history, and time since diagnosis.
•The ongoing SPARTAN Study is expanding to include post-kidney transplant patients with recurring IgAN and the Company is initiating a new open label study of FILSPARI in post kidney-transplant patients with recurrent IgAN or FSGS.
•In 2025, the Company anticipates the publication of the final version of the updated Kidney Disease Improving Global Outcomes (KDIGO) clinical guidelines for IgAN. The draft guidelines published in August 2024 recommended FILSPARI as a foundational kidney-targeted therapy and lowered the targeted proteinuria level for all IgAN patients to under 0.5 g/day or ideally complete remission (under 0.3 g/day).
•In April 2025, the European Commission converted conditional marketing authorization (CMA) of FILSPARI to standard marketing authorization (MA) for the treatment of adults with primary IgAN in Europe. As a result, the Company expects to receive a $17.5 million milestone payment from CSL Vifor in the second quarter of 2025, and the Company remains eligible to receive additional milestone payments related to market access and sales-based achievements.
•In April 2025, the UK Medicines and Healthcare products Regulatory Agency (MHRA) converted the conditional FILSPARI approval to standard approval for treatment of adults with primary IgAN.
•The Company’s collaborator, CSL Vifor, has launched FILSPARI for the treatment of IgAN in Germany, Austria and Switzerland.
•The Company’s partner, Renalys Pharma, Inc., expects topline results from its registrational Phase 3 clinical trial of sparsentan for the treatment of IgAN in Japan in the second half of 2025.
FILSPARI® (sparsentan) – FSGS
•In the first quarter of 2025, the Company submitted an sNDA seeking priority review for traditional approval of FILSPARI in FSGS.
◦The sNDA submission is based on the results from the Phase 3 DUPLEX and Phase 2 DUET studies of FILSPARI in FSGS, two of the largest interventional clinical trials conducted in FSGS to-date.
◦The Company expects to receive notice regarding the acceptance and timeline for sNDA review from the FDA in May 2025.
◦If approved, FILSPARI would be the first and only approved medicine indicated for FSGS, a rare kidney disorder and a leading cause of kidney failure.
•At the NKF Spring Clinical Meeting (April 10-13), the Company presented new analyses from the Phase 3 DUPLEX Study showing that partial and complete proteinuria remission were achieved earlier and more frequently with FILSPARI than irbesartan, and patients that achieved proteinuria remission had markedly reduced risk of progression to kidney failure. These findings represent the first data from a randomized clinical trial to validate the observational results from PARASOL, providing robust support for its recommendation of proteinuria as a surrogate endpoint in FSGS.
Pegtibatinase (TVT-058) – Classical HCU
•The Company is on track to restart enrollment in the Phase 3 HARMONY Study in 2026.
•The COMPOSE primary manuscript, highlighting positive results from the Phase 1/2 COMPOSE Study, including the safety and efficacy of pegtibatinase in adults with HCU, has been accepted to the top-tier peer-reviewed journal, Genetics in Medicine (GiM).
Conference Call Information
Travere Therapeutics will host a conference call and webcast today, May 1, 2025, at 4:30 p.m. ET to discuss company updates as well as first quarter 2025 financial results. To participate in the conference call, dial +1 (800) 549-8228 (U.S.) or +1 (646) 564-2877 (International), conference ID 39415 shortly before 4:30 p.m. ET. The webcast can be accessed on the Investor page of Travere’s website at ir.travere.com/events-and-presentations. Following the live webcast, an archived version of the call will be available for 30 days on the Company’s website.
Use of Non-GAAP Financial Measures
To supplement Travere’s financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP adjusted financial measures in this press release and the accompanying tables. The Company believes that these non-GAAP financial measures are helpful in understanding its past financial performance and potential future results. They are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with the consolidated financial statements prepared in accordance with GAAP. Travere’s management regularly uses these supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Travere believes that the use of these non-GAAP measures enhances the ability of investors to compare its results from period to period and allows for greater transparency with respect to key financial metrics the Company uses in making operating decisions.
Investors should note that these non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future the Company may exclude other items, or cease to exclude items that it has historically excluded, for purposes of its non-GAAP financial measures; because of the non-standardized definitions, the non-GAAP financial measures as used by the Company in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies.
As used in this press release, (i) the historical non-GAAP net loss measures exclude from GAAP net loss, as applicable, stock-based compensation expense, amortization and depreciation expense, and income tax; (ii) the historical non-GAAP SG&A expense measures exclude from GAAP SG&A expenses, as applicable, stock-based compensation expense, and amortization and depreciation expense; (iii) the historical non-GAAP R&D expense measures exclude from GAAP R&D expenses, as applicable, stock-based compensation expense, and amortization and depreciation expense.
About Travere Therapeutics
At Travere Therapeutics, we are in rare for life. We are a biopharmaceutical company that comes together every day to help patients, families and caregivers of all backgrounds as they navigate life with a rare disease. On this path, we know the need for treatment options is urgent – that is why our global team works with the rare disease community to identify, develop and deliver life-changing therapies. In pursuit of this mission, we continuously seek to understand the diverse perspectives of rare patients and to courageously forge new paths to make a difference in their lives and provide hope – today and tomorrow. For more information, visit travere.com.
FILSPARI® (sparsentan) U.S. Indication
FILSPARI (sparsentan) is indicated to slow kidney function decline in adults with primary immunoglobulin A nephropathy (IgAN) who are at risk for disease progression.
IMPORTANT SAFETY INFORMATION
BOXED WARNING: HEPATOTOXICITY AND EMBRYO-FETAL TOXICITY
Because of the risks of hepatotoxicity and birth defects, FILSPARI is available only through a restricted program called the FILSPARI REMS. Under the FILSPARI REMS, prescribers, patients and pharmacies must enroll in the program.
Hepatotoxicity
Some Endothelin Receptor Antagonists (ERAs) have caused elevations of aminotransferases, hepatotoxicity, and liver failure. In clinical studies, elevations in aminotransferases (ALT or AST) of at least 3-times the Upper Limit of Normal (ULN) have been observed in up to 3.5% of FILSPARI-treated patients, including cases confirmed with rechallenge.
Measure transaminases and bilirubin before initiating treatment and monthly for the first 12 months, and then every 3 months during treatment. Interrupt treatment and closely monitor patients who develop aminotransferase elevations more than 3x ULN.
FILSPARI should generally be avoided in patients with elevated aminotransferases (>3x ULN) at baseline because monitoring for hepatotoxicity may be more difficult and these patients may be at increased risk for serious hepatotoxicity.
Embryo-Fetal Toxicity
FILSPARI can cause major birth defects if used by pregnant patients based on animal data. Therefore, pregnancy testing is required before the initiation of treatment, during treatment and one month after discontinuation of treatment with FILSPARI. Patients who can become pregnant must use effective contraception before the initiation of treatment, during treatment, and for one month after discontinuation of treatment with FILSPARI.
Contraindications
FILSPARI is contraindicated in patients who are pregnant. Do not coadminister FILSPARI with angiotensin receptor blockers (ARBs), ERAs, or aliskiren.
Warnings and Precautions
•Hepatotoxicity: Elevations in ALT or AST of at least 3-fold ULN have been observed in up to 3.5% of FILSPARI-treated patients, including cases confirmed with rechallenge. While no concurrent elevations in bilirubin >2-times ULN or cases of liver failure were observed in FILSPARI-treated patients, some ERAs have caused elevations of aminotransferases, hepatotoxicity, and liver failure. To reduce the risk of potential serious hepatotoxicity, measure serum aminotransferase levels and total bilirubin prior to initiation of treatment and monthly for the first 12 months, then every 3 months during treatment.
Advise patients with symptoms suggesting hepatotoxicity (nausea, vomiting, right upper quadrant pain, fatigue, anorexia, jaundice, dark urine, fever, or itching) to immediately stop treatment with FILSPARI and seek medical attention. If aminotransferase levels are abnormal at any time during treatment, interrupt FILSPARI and monitor as recommended.
Consider re-initiation of FILSPARI only when hepatic enzyme levels and bilirubin return to pretreatment values and only in patients who have not experienced clinical symptoms of hepatotoxicity. Avoid initiation of FILSPARI in patients with elevated aminotransferases (>3x ULN) prior to drug initiation because monitoring hepatotoxicity in these patients may be more difficult and these patients may be at increased risk for serious hepatotoxicity.

•Embryo-Fetal Toxicity: FILSPARI can cause fetal harm when administered to a pregnant patient and is contraindicated during pregnancy. Advise patients who can become pregnant of the potential risk to a fetus. Obtain a pregnancy test prior to initiation of treatment with FILSPARI, monthly during treatment, and one month after discontinuation of treatment. Advise patients who can become pregnant to use effective contraception prior to initiation of treatment, during treatment, and for one month after discontinuation of treatment with FILSPARI.
•FILSPARI REMS: Due to the risk of hepatotoxicity and embryo-fetal toxicity, FILSPARI is available only through a restricted program called the FILSPARI REMS. Prescribers, patients, and pharmacies must be enrolled in the REMS program and comply with all requirements (www.filsparirems.com).
•Hypotension: Hypotension has been observed in patients treated with ARBs and ERAs. There was a greater incidence of hypotension-associated adverse events, some serious, including dizziness, in patients treated with FILSPARI compared to irbesartan. In patients at risk for hypotension, consider eliminating or adjusting other antihypertensive medications and maintaining appropriate volume status. If hypotension develops, despite elimination or reduction of other antihypertensive medications, consider a dose reduction or dose interruption of FILSPARI. A transient hypotensive response is not a contraindication to further dosing of FILSPARI, which can be given once blood pressure has stabilized.
•Acute Kidney Injury: Monitor kidney function periodically. Drugs that inhibit the renin-angiotensin system (RAS) can cause kidney injury. Patients whose kidney function may depend in part on the activity of the RAS (e.g., patients with renal artery stenosis, chronic kidney disease, severe congestive heart failure, or volume depletion) may be at particular risk of developing acute kidney injury on FILSPARI. Consider withholding or discontinuing therapy in patients who develop a clinically significant decrease in kidney function while on FILSPARI.
•Hyperkalemia: Monitor serum potassium periodically and treat appropriately. Patients with advanced kidney disease, taking concomitant potassium-increasing drugs (e.g., potassium supplements, potassium-sparing diuretics), or using potassium-containing salt substitutes are at increased risk for developing hyperkalemia. Dosage reduction or discontinuation of FILSPARI may be required.
•Fluid Retention: Fluid retention may occur with ERAs, and has been observed in clinical studies with FILSPARI. FILSPARI has not been evaluated in patients with heart failure. If clinically significant fluid retention develops, evaluate the patient to determine the cause and the potential need to initiate or modify the dose of diuretic treatment then consider modifying the dose of FILSPARI.
Most common adverse reactions
The most common adverse reactions (≥5%) are hyperkalemia, hypotension (including orthostatic hypotension), peripheral edema, dizziness, anemia, and acute kidney injury.
Drug interactions
•Renin-Angiotensin System (RAS) Inhibitors and ERAs: Do not coadminister FILSPARI with ARBs, ERAs, or aliskiren due to increased risks of hypotension, syncope, hyperkalemia, and changes in renal function (including acute renal failure).
•Strong and Moderate CYP3A Inhibitors: Avoid concomitant use of FILSPARI with strong CYP3A inhibitors. If a strong CYP3A inhibitor cannot be avoided, interrupt FILSPARI treatment. When resuming treatment with FILSPARI, consider dose titration. Monitor blood pressure, serum potassium, edema, and kidney function regularly when used concomitantly with moderate CYP3A inhibitors. Concomitant use with a strong CYP3A inhibitor increases sparsentan exposure which may increase the risk of FILSPARI adverse reactions.
•Strong CYP3A Inducers: Avoid concomitant use with a strong CYP3A inducer. Concomitant use with a strong CYP3A inducer decreases sparsentan exposure which may reduce FILSPARI efficacy.
•Antacids and Acid Reducing Agents: Administer FILSPARI 2 hours before or after administration of antacids. Avoid concomitant use of acid reducing agents (histamine H2 receptor antagonist and PPI proton pump inhibitor) with FILSPARI. Sparsentan exhibits pH-dependent solubility. Antacids or acid reducing agents may decrease sparsentan exposure which may reduce FILSPARI efficacy.
•Non-Steroidal Anti-Inflammatory Agents (NSAIDs), Including Selective Cyclooxygenase-2 (COX-2) Inhibitors: Monitor for signs of worsening renal function with concomitant use with NSAIDs (including selective COX-2 inhibitors). In patients with volume depletion (including those on diuretic therapy) or with impaired kidney function, concomitant use of NSAIDs (including selective COX-2 inhibitors) with drugs that antagonize the angiotensin II receptor may result in deterioration of kidney function, including possible kidney failure.
•CYP2B6, 2C9, and 2C19 Substrates: Monitor for efficacy of concurrently administered CYP2B6, 2C9, and 2C19 substrates and consider dosage adjustment in accordance with the Prescribing Information. Sparsentan decreases exposure of these substrates, which may reduce efficacy related to these substrates.
•P-gp and BCRP Substrates: Avoid concomitant use of sensitive substrates of P-gp and BCRP with FILSPARI. Sparsentan may increase exposure of these transporter substrates, which may increase the risk of adverse reactions related to these substrates.
•Agents Increasing Serum Potassium: Monitor serum potassium frequently in patients treated with FILSPARI and other agents that increase serum potassium. Concomitant use of FILSPARI with potassium-sparing diuretics, potassium supplements, potassium-containing salt substitutes, or other drugs that raise serum potassium levels may result in hyperkalemia.
Please see the full Prescribing Information, including BOXED WARNING, for additional Important Safety Information.

Forward-Looking Statements
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, these statements are often identified by the words “on-track,” “positioned,” “look forward to,” “will,” “would,” “may,” “might,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” or similar expressions. In addition, expressions of strategies, intentions or plans are also forward-looking statements. Such forward-looking statements include, but are not limited to, references to: continued progress with the FILSPARI launch in IgAN; statements and expectations regarding FILSPARI’s potential to replace the standard of care in IgAN; statements regarding a shift toward earlier treatment and lower proteinuria goals, and FILSPARI’s future growth potential; statements and expectations regarding expected future growth for stakeholders; statements regarding the Company’s sNDA requesting priority review for traditional approval of FILSPARI in FSGS, and expectations regarding the timing and outcome thereof; statements regarding the potential for FILSPARI to be the first and only approved medicine indicated for FSGS; statements regarding manufacturing for pegtibatinase and the Company’s ability to restart enrollment in the Phase 3 HARMONY Study in 2026; statements regarding the Company’s sNDA requesting modification of liver monitoring and removal of embryo-fetal toxicity monitoring REMS for FILSPARI in IgAN, and expectations regarding the timing and outcome thereof; expectations regarding milestone payments and the potential achievement and timing thereof; expectations regarding the SPARTAN Study and the other studies described herein; expectations regarding Renalys Pharma’s registrational Phase 3 clinical trial of sparsentan for the treatment of IgAN in Japan; expectations regarding the KDIGO guidelines; statements and expectations regarding patient access; and statements regarding financial metrics and expectations related thereto. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to the Company’s sNDA for FILSPARI in FSGS, including the timing and outcome thereof. There is no guarantee that the FDA will accept the sNDA for filing, grant priority review of the sNDA or grant approval of FILSPARI for FSGS on the anticipated timeline, or at all. The Company also faces risks and uncertainties related to its business and finances in general, the success of its commercial products, risks and uncertainties associated with its preclinical and clinical stage pipeline, risks and uncertainties associated with the regulatory review and approval process, risks and uncertainties associated with enrollment of clinical trials for rare diseases, and risks that ongoing or planned clinical trials may not succeed or may be delayed for safety, regulatory or other reasons. Specifically, the Company faces risks associated with the ongoing commercial launch of FILSPARI in IgAN, the timing and potential outcome of its and its partners’ clinical studies, market acceptance of its commercial products including efficacy, safety, price, reimbursement, and benefit over competing therapies, risks related to the challenges of manufacturing scale-up, risks associated with the successful development and execution of commercial strategies for such products, including FILSPARI, and risks and uncertainties related to the new administration, including but not limited to risks and uncertainties related to tariffs and the funding, staffing and prioritization of resources at government agencies including the FDA. The Company also faces the risk that it will be unable to raise additional funding that may be required to complete development of any or all of its product candidates, including as a result of macroeconomic conditions; risks relating to the Company’s dependence on contractors for clinical drug supply and commercial manufacturing; uncertainties relating to patent protection and exclusivity periods and intellectual property rights of third parties; risks associated with regulatory interactions; and risks and uncertainties relating to competitive products, including current and potential future generic competition with certain of the Company’s products, and technological changes that may limit demand for the Company’s products. The Company also faces additional risks associated with global and macroeconomic conditions, including health epidemics and pandemics, including risks related to potential disruptions to clinical trials, commercialization activity, supply chain, and manufacturing operations. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Investors are referred to the full discussion of risks and uncertainties, including under the heading “Risk Factors”, as included in the Company’s most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission.

TRAVERE THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31, 2025	December 31, 2024
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$61,897	$58,535
Marketable debt securities, at fair value	260,345	312,166
Accounts receivable, net	34,381	27,116
Inventory	3,932	6,200
Prepaid expenses and other current assets	13,616	12,685
Total current assets	374,171	416,702

Long-term inventory	34,073	35,656
Property and equipment, net	4,853	5,336
Operating lease right of use assets	13,196	14,295
Intangible assets, net	103,816	103,974
Other assets	18,690	18,162
Total assets	$548,799	$594,125

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$15,374	$23,534
Accrued expenses	77,108	86,028
Convertible debt, current portion	68,758	68,678
Operating lease liabilities, current portion	5,460	5,405
Other current liabilities	15,757	17,106
Total current liabilities	182,457	200,751
Convertible debt, less current portion	310,663	310,310
Operating lease liabilities, less current portion	15,582	17,191
Other non-current liabilities	7,274	6,796
Total liabilities	515,976	535,048

Stockholders' Equity:
Preferred stock $0.0001 par value; 20,000,000 shares authorized; 0 issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Common stock $0.0001 par value; 200,000,000 shares authorized; 88,787,429, and 87,452,835 issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	9	9
Additional paid-in capital	1,522,050	1,506,315
Accumulated deficit	(1,488,393)	(1,447,167)
Accumulated other comprehensive loss	(843)	(80)
Total stockholders' equity	32,823	59,077
Total liabilities and stockholders' equity	$548,799	$594,125
Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.

TRAVERE THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Net product sales:
FILSPARI	$55,881	$19,834
Tiopronin products	19,980	20,150
Total net product sales	75,861	39,984
License and collaboration revenue	5,871	1,390
Total revenue	81,732	41,374

Operating expenses:
Cost of goods sold	4,679	1,504
Research and development	46,889	49,420
Selling, general and administrative	72,838	64,223
In-process research and development	—	65,205
Restructuring	—	259
Total operating expenses	124,406	180,611

Operating loss	(42,674)	(139,237)

Other income, net:
Interest income	3,795	6,032
Interest expense	(2,857)	(2,800)
Other income, net	549	238
Total other income, net	1,487	3,470

Loss from continuing operations before income tax provision	(41,187)	(135,767)
Income tax provision on continuing operations	(39)	(191)

Loss from continuing operations, net of tax	(41,226)	(135,958)
Loss from discontinued operations, net of tax	—	(103)
Net loss	$(41,226)	$(136,061)

Per share data:
Net loss per common share	$(0.47)	$(1.76)
Weighted average common shares outstanding	88,355,973	77,136,493
Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.

TRAVERE THERAPEUTICS, INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2025	2024
GAAP operating loss	$(42,674)	$(139,237)

R&D operating expense	(46,889)	(49,420)

Stock compensation	4,726	3,657
Non-GAAP R&D expense	(42,163)	(45,763)

SG&A operating expense	(72,838)	(64,223)

Stock compensation	6,766	6,101
Amortization & depreciation	12,802	9,880
Subtotal non-GAAP items	19,568	15,981
Non-GAAP SG&A expense	(53,270)	(48,242)

Subtotal non-GAAP items	24,294	19,638
Non-GAAP operating loss	$(18,380)	$(119,599)

GAAP net loss	$(41,226)	$(136,061)
Non-GAAP operating loss adjustments	24,294	19,638
Income tax provision	39	191
Non-GAAP net loss	$(16,893)	$(116,232)

Per share data:
Net loss per common share	$(0.19)	$(1.51)
Weighted average common shares outstanding	88,355,973	77,136,493

Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.